EXHIBIT 10.1

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (this “Agreement”) is made as of January 8, 2013 (the “Execution Date”) by and between Grandparents.com, Inc., a company organized under the laws of Delaware (the “Company”), and Starr Indemnity & Liability Company, a company organized under the laws of Illinois (“SILC”). The Company and SILC are individually referred to as a “party” and collectively are referred to as the “parties” herein.

WITNESSETH:

WHEREAS, the Company desires to engage SILC to develop strategic business and investment relationships in connection with the development of the Company, and SILC desires to accept such engagement, all pursuant to the terms and conditions contained in this Agreement; and

WHEREAS, SILC acknowledges that the Company has achieved the following milestones in regard to its own operations:

•	A reverse acquisition and cotemporaneous capital raise in February 2012 resulting in aggregate gross proceeds of $5 million;

•	Recruitment of an experienced management, editorial and marketing team that is currently building various ecommerce and other product and service offerings for the age 50+ community;

•	Retention of the services of Larry King and Deepak Chopra as spokespersons; and

•	Membership growth to over 1.9 million members in 2012.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound hereby, the parties hereby agree as follows:

1.                  ENGAGEMENT AND DUTIES OF SILC. During the term of this Agreement, the Company engages SILC to provide business consulting services (the “Services”), including the following:

•	Assist in developing a comprehensive business plan for the Company.

•	Assist the Company in negotiating favorable agreements with insurance carriers.

•	Design insurance products to be tested for marketing by the Company to the age 50+ demographic of 100+ million American grandparents, boomers and seniors. The parties shall jointly discuss the outcome of such testing and determine the products, if any, to be introduced to such markets.

•	Provide overview and consultation with respect to the management and finances of Grandparents.com.

•	The Company and SILC shall study the opportunity for forming a joint insurance carrier to underwrite certain niche insurance products for sale to grandparents, boomers and seniors.

The Services will be provided by Mr. Maurice R. Greenberg and other senior members of SILC’s management team in a manner which shall not conflict with their existing management obligations to SILC.

2.                  TERM AND TERMINATION.

The initial term (the “Initial Term”) of the Company’s engagement of SILC under this Agreement shall commence as of March 1, 2013 (the “Commencement Date”) and the Initial Term shall extend for a period of one year, unless earlier terminated as provided in this Agreement.

Unless either party elects to terminate this Agreement, for any reason or no reason, prior to the end of the Initial Term or any renewal term thereafter by giving the other party written notice of such election at least thirty (30) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional period of one year commencing on the day after the expiration of the then current term and so on from year to year (each, a “Renewal Period”). Notwithstanding the foregoing, each party shall have the right to terminate this Agreement, at any time, upon a material breach of this Agreement by the other party or non-performance of this Agreement by the other party of any of such party’s obligations set forth herein, including without limitation, non-performance of the services contemplated hereby or non-payment of the fees due hereunder, upon thirty (30) days’ prior written notice to the other party. If such notice of termination for cause is given or in the event a party receives written notice from the other party of a breach of this Agreement, the party receiving such notice will have sixty (60) days from the date of such notice to cure the cause or breach. For purposes of this Agreement, “Term” means the Initial Term and each Renewal Period, if any, provided that the Term shall end on the date that this Agreement is terminated.

3.                  COMPENSATION; EXPENSES.

(a)                During the Term, the Company shall pay SILC the following fees and other compensation for Services rendered during the Term:

(i)                 A fee of eighty thousand dollars ($80,000.00) per month (the “Monthly Fee”), payable in advance on the first calendar day of each month for which the monthly fee is to be earned. The unpaid amount of any Monthly Fee shall become a trade payable and liability of the Company. In the event the Company fails to make any payments hereunder, SILC covenants not to bring any claim, action or suit against, the Company’s affiliates, shareholders, directors, officers, employees, agents, or subcontractors and each of them individually.

(ii)               A commission fee to be agreed upon by the Company and SILC for SILC’s arranging agreements with insurance companies.

(b)               In addition to SILC’s compensation pursuant to Paragraph 3(a). The Company shall reimburse SILC for reasonable, documented out-of-pocket expenses (collectively, “Expenses”) that SILC incurs in the performance of the Services, regardless of the location where such expenses are incurred, subject to advance approval by the Company.

(c)                The Company’s obligations to SILC to remit any monies owed or to formalize the issuance of the Warrant, shall survive the termination of this Agreement.

4.                  MUTUAL REPRESENTATIONS. Both parties represent on the date hereof and during the term of this Agreement that:

(a)                this Agreement constitutes a valid and binding agreement upon both parties in accordance with its terms;

(b)               there are no restrictions, agreements or understanding to which either party is a party that would prevent or make unlawful either party’s execution and performance of this Agreement;

(c)                both parties’ execution and performance of this Agreement will not constitute a breach of any contract, agreement or understanding, oral or written, to which either party is a party or by which either party is bound; and

(d)               both parties are free and able to sign this Agreement.

5.                  RELATIONSHIP BETWEEN PARTIES. SILC will provide the Services as an independent contractor of the Company and this Agreement does not create an employment relationship or partnership, franchise or joint venture relationship between the Company and SILC. SILC does not have, pursuant to this Agreement or otherwise, any authority to bind the Company or otherwise cause the Company to incur any liability or obligation other than such authority specifically delegated in this Agreement. Company will not pay or withhold, or be obliged to pay or withhold, any taxes, including, without limitation, under the Federal Insurance Contributions Act (FICA), federal withholding taxes, state and local taxes in any country or taxing jurisdiction or any other taxes or charges incident to an employment relationship with respect to the compensation that SILC receives under this Agreement.

6.                  CONFIDENTIAL INFORMATION.

(a)                The Company shall give SILC access to, and permit SILC to become familiar with certain information pertaining to the Company and its affiliates (the “Confidential Information”). Confidential Information means all non-public, confidential or proprietary information disclosed to SILC under this Agreement and shall include, but not be limited to, information regarding the Company’s assets. liabilities, financial and other conditions, insurance, reinsurance, employees, SILCs, operations, prospects, business plans and customer lists, together with any analyses or other documents prepared by the Company, or its respective agents, representatives (including attorneys. accountants and financial advisors) or employees that contain or otherwise reflect such Confidential Information or their review of Confidential Information.

(b)               SILC agrees not to disclose, disseminate or distribute to another party the Confidential Information, either for SILC’s benefit or for the benefit of another. or to use the Confidential Information in any way except as is required for SILC’s provision of the Services. The term Confidential Information will not include such portions of the information that (i) are or become generally available to the public other than as a result of a disclosure by SILC or SILC’s agents. (ii) was in SILC’s possession or knowledge prior to disclosure by the Company and which can be shown to have so been by proper documentation, and which is not otherwise subject to any obligation of confidentiality or non-disclosure; or (iii) become available to SILC on a non-confidential basis from a source other than the Company or the Company’s officers, directors, agents, representatives or employees who are not prohibited from disclosing such information to SILC by legal, contractual or fiduciary obligation to the Company.

(c)                In the event that SILC receives a request to disclose all or any part of the Confidential Information as part of a governmental investigation or under the terms of a subpoena or order issued by a court or governmental body, SILC will take all reasonable steps to notify the Company promptly in writing of such request in order to allow the Company an opportunity to resist or narrow such request and will reasonably cooperate, at the Company’s expense, with the Company and its representatives in connection with the Company’s efforts to resist or narrow such request. In the event that Company elects to waive the provisions of this Paragraph 6(c) or is otherwise unsuccessful in resisting such request, SILC shall only disclose the Confidential Information that SILC determines he is legally required to disclose after consultation with competent counsel.

(d)               Nothing herein contained shall limit or impair the right or obligation of SILC to disclose or use any Confidential Information in connection with the enforcement of the terms and conditions of this Agreement; provided, however, all Confidential Information shall remain the exclusive property of the Company, and SILC shall have no rights by license or otherwise, to use the Confidential Information except as expressly provided herein.

7.                  INDEMNIFICATION.

(a)                The Company agrees to protect, defend, indemnify and hold harmless SILC and its affiliates, shareholders, directors, officers, employees, agents, subcontractors, predecessors, and successors and assigns (collectively, “Indemnitees”) from and against any and all losses, costs, claims, penalties, fines, assessments, demands, liabilities, damages, legal actions, judgments, settlements and expenses of every kind (including. without limitation, reasonable attorneys’ fees, including at trial and on appeal) asserted or imposed against any Indemnitees resulting from the Company’s negligence, misconduct or breach or failure to abide by any of its covenants, obligations, representations or warranties contained in this Agreement arising directly or indirectly out of the acts or omissions of the Company or any of the Company’s shareholders, directors, officers, employees, agents or subcontractors relating to the performance or nonperformance of this Agreement or the responsibilities of the Company hereunder.

(b)               SILC agrees to protect, defend, indemnify and hold harmless the Company and its affiliates, shareholders, directors, officers, employees, agents, subcontractors, predecessors, and, successors and assigns from and against any and all losses, costs, claims, penalties, fines, assessments, demands, liabilities, damages, legal actions, judgments, settlements and expenses of every kind (including, without limitation, reasonable attorneys’ fees, including at trial and on appeal) asserted or imposed against the Company and its affiliates, shareholders, directors, officers, employees, agents, subcontractors, predecessors, and, successors and assigns resulting from SILC’s negligence, misconduct or breach or failure to abide by any of its covenants, obligations, representations or warranties contained in this Agreement arising directly or indirectly out of the acts or omissions of SILC or any of the Company’s shareholders, directors, officers, employees, agents or subcontractors relating to the performance or nonperformance of this Agreement or the responsibilities of SILC hereunder.

(c)                SILC’s and the Company’s obligations under this Paragraph 8 shall survive the termination of this Agreement.

8.                  MISCELLANEOUS.

(a)                CONTROLLING LAW AND JURISDICTION. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its choice-of-law provisions.

(b)               NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, when sent by overnight courier signature required, when transmitted by facsimile with written confirmation of receipt or when sent by United States certified mail, return receipt requested, postage prepaid, addressed as set forth below:

If to Grandparents.com, Inc.:

589 8th Avenue, 6th Floor
New York, NY 10018
Attn: Steve Leber
Chairman & Co-Chief Executive Officer

If to Starr Indemnity & Liability Company:

399 Park Avenue, 17th Floor
New York, NY 10022
Attn: Nehemiah Ginsburg
General Counsel and Secretary

In addition, any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

(c)                BINDING NATURE OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon SILC, and its successors and assigns.

(d)               ASSIGNMENT. Either party shall have the right to assign this Agreement (i) in connection with the merger of the Company or the sale of all or substantially all of the business of the Company or (ii) at any time, to any of its controlled affiliates or subsidiaries.

(e)                EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(f)                ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(g)                DISPUTES. Any controversy, dispute, claim or alleged breach arising out of or relating to this agreement and the relationship of the parties hereto, whether statutory or sounding in contract or in tort, shall be brought before a court of competent jurisdiction within the State of New York in New York County. The parties acknowledge that any litigation shall be kept confidential except to the extent that disclosure may be required by the court of competent jurisdiction, for enforcement of the judgment or for use for its precedential effect on any further proceedings between the parties.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first above written.

GRANDPARENTS.COM, INC.

By: /s/ Steve Leber
Name: Steve Leber
Title: Chairman and Co-Chief Executive Officer

STARR INDEMNITY & LIABILITY COMPANY
A wholly owned subsidiary of
STARR INTERNATIONAL COMPANY, INC.

By: /s/ Maurice R. Greenberg
Name: Maurice R. Greenberg
Title: Chairman, Starr International Company, Inc.